UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JBI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JBI, INC.
20 Iroquois Street
Niagara Falls, New York 14303
(716) 278-0015

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 10, 2013

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of JBI, Inc., a Nevada corporation (together with its subsidiaries, “Company”, “JBI”, “we”, “us” or “our”), which will be held on December 10, 2013, at 1:30 P.M. The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted via live webcast on the Internet at www.virtualshareholdermeeting.com/jbii. To access this website, you must have your 12-digit control number available to enter the meeting. You will not be able to attend the Annual Meeting in person. The meeting will be held for the following purposes:

1.	To elect two directors to hold office for a one-year term and until each of their successors are elected and qualified;

2.	To ratify the appointment of MNP LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The Board of Directors recommends that you vote in favor of each proposal.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED WE ARE PROVIDING TWO WAYS IN WHICH YOU MAY VOTE YOUR SHARES: (1) BY INTERNET, AT WWW.PROXYVOTE.COM AND USING THE CONTROL NUMBER LOCATED ON YOUR PROXY CARD; OR (2) COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

IF YOU ATTEND THE ANNUAL MEETING ONLINE, YOU MAY VOTE ONLINE IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

The Board of Directors has fixed the close of business on October 16, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.  A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection for ten days prior to the Annual Meeting at our executive offices located at 20 Iroquois Street, Niagara Falls, New York, 14303.

By Order of the Board of Directors

/s/ Richard Heddle
Richard Heddle

October 28, 2013
Niagara Falls, New York

JBI, INC.
20 Iroquois Street
Niagara Falls, New York 14303
__________________________

PROXY STATEMENT
__________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2013

GENERAL INFORMATION ABOUT THE PROXY
STATEMENT AND ANNUAL MEETING

General

This Proxy Statement is being furnished to the stockholders of JBI, Inc. (together with its subsidiaries, “Company”, “JBI”, “we”, “us” or “our”) in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders to be held via live webcast on the Internet at www.virtualshareholdermeeting.com/jbii  and at any and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  Accompanying this Proxy Statement is a proxy/voting instruction form (the “Proxy”) for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement.  It is contemplated that this Proxy Statement and the accompanying form of Proxy will be first mailed to the Company’s stockholders on October 28, 2013.

The Company will solicit stockholders by mail through its regular employees and will request banks and brokers and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for reasonable, out-of-pocket costs.  In addition, the Company may use the service of its officers and directors to solicit proxies, personally or by telephone, without additional compensation.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on December 10, 2013: We are also providing access to our proxy materials, including the proxy statement, our Annual Report for the 2012 fiscal year and a form of proxy relating to the Annual Meeting, over the Internet. All stockholders of record and beneficial owners will have the ability to access the proxy materials at www.plastic2oil.com.  These proxy materials are available free of charge. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed via our website before voting.

Voting Securities

Only stockholders of record as of the close of business on October 16, 2013 (the “Record Date”) will be entitled to notice and vote at the Annual Meeting and any adjournment or postponement thereof.  As of the Record Date there were approximately 489 holders of record of the Company’s capital stock entitled to vote at the Annual Meeting. As of the Record Date there were issued and outstanding and entitled to vote (i) 90,692,243 shares of common stock; $.001 par value per share, of the Company, (ii) 1,000,000 shares of Series A Super Voting Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”), of the Company, and (iii) 2,204,100 shares of Series B Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”).   Each holder of shares of common stock is entitled to one vote for each share of common stock held on the proposals presented in this Proxy Statement. Each holder of shares of the Series A Preferred Stock (of which there is currently one holder) is entitled to one hundred (100) votes for each share of Series A Preferred Stock held on the proposals presented in this Proxy Statement.  As more fully described under the section “Executive Compensation – Change of Control” appearing elsewhere in this proxy statement, the holder of the outstanding shares of Series A Preferred Stock has entered into a certain letter agreement that, among other things, restricts his voting rights with respect to such shares.  Each holder of shares of the Series B Preferred Stock is entitled to vote on an as-converted basis on the proposals presented in this Proxy Statement. Currently, each share of Series B Preferred Stock is convertible into seven shares of common stock.  Stockholders may vote online or by proxy.  The Company’s bylaws provide that a majority of all the shares of stock entitled to vote, whether present online or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.  The enclosed Proxy reflects the number of shares that you are entitled to vote.  Shares of common stock may not be voted cumulatively.

Voting of Proxies

All valid proxies received prior to the Annual Meeting will be voted.  The Board of Directors recommends that you vote by proxy even if you plan to attend the Annual Meeting.  To vote by proxy, you can either fill out the enclosed Proxy, sign and date it, and return it in the enclosed postage-paid envelope, or vote online at www.proxyvote.com using the control number located on your proxy card.  Voting by proxy will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote online.  However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Revocability of Proxies

All Proxies which are properly completed, signed and returned prior to the Annual Meeting, and which have not been revoked, will be voted in favor of or against, as the case may be, the proposals described in this Proxy Statement unless otherwise directed. A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices located at 20 Iroquois Street, Niagara Falls, NY 14303, a written notice of revocation or a duly-executed Proxy bearing a later date or by attending the Annual Meeting and voting online.

Required Vote

Representation at the Annual Meeting of the holders of a majority of the outstanding shares of our common stock entitled to vote, either in person or by a properly executed Proxy, is required to constitute a quorum. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under the Nevada Revised Statutes, once a quorum is established, stockholder approval with respect to a particular proposal is generally (but subject to requirements described below) obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

For each proposal, stockholders are not allowed to cumulate their votes. The voting requirements necessary for the approval of each proposal is as follows:

●
With respect to Proposal No. 1, the election of our Board of Directors, stockholders are entitled to cast a vote for each of the openings on the Board to be filled at the Annual Meeting. The two nominees receiving the highest vote totals will be elected as our Board of Directors.

●
With respect to Proposal No. 2, the ratification of MNP LLP as the Company’s independent auditor for the fiscal year ending December 31, 2013, the affirmative vote of a majority of the votes actually cast at the Annual Meeting is required to approve such proposal.  Neither abstentions nor broker non-votes will  affect the outcome of such proposal.

Stockholders List

For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of the Company located at 20 Iroquois Street, Niagara Falls, NY 14303 so that stockholders of record may inspect the list only for proper purposes.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this proxy-soliciting material, and all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of two authorized directors.  A total of two directors will be elected at the Annual Meeting to serve until the next annual stockholder meeting.  The persons named as “Proxies” in the enclosed Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies.  If no choice has been specified by a stockholder, the shares will be voted FOR the nominees.  If at the time of the Annual Meeting any of the nominees named below should be unable or unwilling to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.  If a quorum is present and voting, the nominees for directors receiving the highest number of votes “FOR” will be elected.  Abstentions and broker non-votes will have no effect on the vote.

NOMINEES FOR ELECTION AS DIRECTOR

The following information sets forth a brief biographical description of each of our nominees for election as directors, both of whom currently serve as our directors. This description includes the principal occupation of and other directorships held by each director for at least the past five years, if any, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board of Directors. This information is based on information furnished to us by the nominees.

Richard W. Heddle, age 47, has served as a director and as the President and Chief Executive Officer of our company since August 14, 2013.  Mr. Heddle is an entrepreneur with over 25 years of executive business experience. Since 1987, Mr. Heddle  has been the owner and President of  Heddle Marine Services, Inc.,  the largest marine repair firm that operates floating dry docks on the Canadian side of the Great Lakes. Mr. Heddle grew the company from a small start-up with two employees to a company that employs over 60 people. Mr. Heddle has significant expertise in logistics, supply chain analytics and managing production and brings over 25 years of comprehensive experience in fabrication, engineering and machinery. This experience and these qualifications led the Board to conclude that Mr. Heddle should serve as a director of our company.

Philip J. Bradley, age 60, has served as a director of our company since August 14, 2013.  Mr. Bradley has over 35 years of executive accounting and business experience. For the past ten years, Mr. Bradley has been working in private practice as a Chartered Professional Accountant. Previously, Mr. Bradley worked as an Audit Manager and former partner of Grant Thornton Canada, where he worked for 29 years. Mr. Bradley also served two three-year terms in the firm's national office, where he was responsible for recruitment, human resource administration, as well as  providing support services to the firm's professional practice offices. Mr. Bradley is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of both Ontario and Nova Scotia. He received a Bachelor of Business Administration from the University of Prince Edward Island in 1975 and was admitted to the Institute of Chartered Accountants of Nova Scotia in 1976. This experience and these qualifications led the Board to conclude that Mr. Bradley should serve as a director of our company.

There are no arrangements or understandings between any of our directors and any other person pursuant to which any director was selected to serve as a director of our company.  Directors are elected until their successors are duly elected and qualified.  There are no family relationships among our directors and officers.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors has appointed MNP LLP as our independent registered public accounting firm to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 2013. The Board of Directors seeks an indication from stockholders of their approval or disapproval of the appointment.

MNP LLP will audit our consolidated financial statements for the fiscal year ended December 31, 2013.  Representatives of MNP LLP are expected to attend the Annual Meeting via webcast, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Our consolidated financial statements for the fiscal year ended December 31, 2012 were audited by MSCM LLP.  Effective as of June 1, 2013, MSCM LLP merged with and into MNP LLP.  Most of the professional staff of MSCM continued with MNP either as employees or partners of MNP LLP and will continue their practice with MNP LLP.

During the Company’s fiscal years ended December 31, 2011 and 2012 and through June 3, 2013, the date on which the Board approved the engagement of MNP LLP, there were no disagreements between the Company and MSCM LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MSCM LLP, would have caused MSCM LLP to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements.  During the Company’s past fiscal years ended December 31, 2011 and 2012 and the interim period through the approval of the engagement of MNP LLP, MSCM LLP did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

During the period preceding the engagement of MNP LLP, the Company had no consultations with MNP LLP (other than communications with former MSCM LLP personnel) regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

In the event stockholders fail to ratify the appointment of MNP LLP the Board will reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the Company’s common stock represented and actually voting at the Annual Meeting either online or by proxy will be required for approval of this proposal.  Neither abstentions nor broker non-votes will have any effect on the outcome of this vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF MNP LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

 Executive Officers and Directors

The table below sets forth the executive officers and directors of the Company:

Name	Position
Richard W. Heddle	President and Chief Executive Officer
Nicholas J. Terranova	Chief Financial Officer
Philip J. Bradley	Director

Biographical information concerning Mr. Heddle and Mr. Bradley is set forth above under the caption “Proposal No. 1 — Election of Directors.”  The biographical information concerning Mr. Terranova is set forth below:

Nicholas J. Terranova, age 26, has served as our Chief Financial Officer since August 14, 2013, and prior to that served as our Corporate Controller since 2011.  For three years prior to joining the Company, he was a Senior Accountant at Freed Maxick & Battaglia, one of the 100 largest CPA firms in the United States.   During his tenure at Freed, Maxick & Battaglia, Mr. Terranova served on the firm’s SEC functional team, assisting with compliance testing and assessing the effectiveness of internal controls over financial reporting. Mr. Terranova holds a B.S. in Accounting from Saint John Fisher College. He is a licensed certified public accountant in New York State.

Family Relationships

As of the Record Date, there were no family relationships between or among our directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, our current officers and directors have not been involved in any of the following during the last ten years: (1) Any bankruptcy petition filed by or against such person individually, or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Adverse Proceedings

There exists no material proceeding to which any director or officer is a party adverse to the Company or has a material interest adverse to the Company.

Board Meetings and Annual Meeting Attendance

The Board of Directors met fifteen times during fiscal year ended December 31, 2012. Additionally, the Board acted approximately twenty-five times by unanimous written consent in lieu of a meeting during 2012.

The Company encourages its directors to attend the Annual Meeting of Stockholders, and all directors are expected to attend the 2013 Annual Meeting via webcast.

During 2012, the Company had a standing Audit, Compensation and Nominating Committee from January 1, 2012 until May 15, 2012, the date on which an independent director resigned leaving the Company with one remaining independent director.  Thereafter, the duties of these committees were performed by the full Board due to the lack of a sufficient number of independent directors needed to constitute such committees.  Such duties are still presently performed by the full Board and will continue to be until such time as the committees can be constituted with independent directors. Although the Company is not required to have separate audit, compensation and nominating committees since its common stock is not currently listed on a national exchange, the Company feels that such committees are essential for strong corporate governance and management oversight.  The Company is actively engaged in pursing qualified independent directors to join the Board and the committees of the Board.

In connection with the Company’s equity financing in May 2012, the Company committed to the investors in that financing that it would conduct a search for and appoint five Qualified Independent Directors by the first year anniversary of the closing date of the financing (i.e. May 15, 2013), failing which the Company agreed to retain, at its own cost and expense, a highly qualified independent expert recruitment firm to develop a list of candidates satisfying the criteria for Qualified Independent Directors.  As defined in the financing agreement, (a) a “Qualified Independent Director” means an individual who (i) is an Independent Director (as defined below), (ii) has served for at least three years on the board of directors of at least two separate publicly-traded companies in the United States with market capitalization of at least US$700,000,000 (a “Relevant Company”), (iii) is currently serving on the board of directors of at least one such Relevant Company and (iv) has not been the defendant in (or an officer or director of an entity that has been a defendant in) any criminal or civil complaint of the Securities and Exchange Commission or any other material action brought by any person alleging the violation of any state or Federal securities laws unless such action has been adjudicated pursuant to a non-appealable judgment absolving such Person (or such entity, as applicable) of all wrongdoing and (b) an “Independent Director” means an individual  who (i) the Board of Directors or nominating committee thereof has determined is “independent” within the meaning of Listing Rule 5605(a)(2) of The Nasdaq Stock Market.  In May 2013, the Company engaged a recruiting firm to begin identifying qualified candidates and this process is ongoing.  It is anticipated that such directors will constitute the various committees of the Board upon their appointment.  There can be no assurance that the Company will be successful in attracting and appointing such directors.

Audit Committee

As discussed above, during 2012, the Company had a standing Audit Committee from January 1, 2012 until May 15, 2012, after which the duties of the Audit Committee were performed by the full Board.   During the period in which the Company had a standing Audit Committee, the Company’s two independent directors, Mr. John Wesson and Dr. Robin Bagai served as the members of Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with Mr. Wesson serving as the chairman.  The independent directors met the independence standards of the NASDAQ Stock Market and the SEC. The Audit Committee Charter is posted on the Company’s website at www.plastic2oil.com and will be reviewed, revised and updated on an annual basis.

The Company’s Audit Committee held five meetings during the fiscal year ended December 31, 2012. The function of the Audit Committee, as detailed in the Audit Committee Charter, is to provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, management practices, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and Company management.

We plan to reconstitute the Audit Committee following the appointment of a sufficient number of independent directors to the Board.

Compensation Committee

As discussed above, during 2012, the Company had a standing Compensation Committee from January 1, 2012 until May 15, 2012, after which the duties of the Compensation Committee were performed by the full Board.   During the period in which the Company had a standing Compensation Committee, the Company’s two independent directors, Mr. Wesson and Dr. Bagai served as the members of the Compensation Committee, with Mr. Wesson serving as the chairman.

The Compensation Committee Charter is posted on the Company’s website, at www.plastic2oil.com. The Compensation Committee sets the overall compensation principles for the Company, subject to annual review. The Compensation Committee met one time during the year ended December 31, 2012.

The Compensation Committee establishes the Company’s general compensation policy and, except as prohibited by law, may take any and all actions that the Board could take relating to compensation of directors, executive officers, employees and other parties. The Compensation Committee’s role is to (i) evaluate the performance of the Company’s executive officers, (ii) set compensation for directors and executive officers, (iii) make recommendations to the Board on adoption of compensation plans and (iv) administer Company compensation plans. When evaluating potential compensation adjustments, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the performance and/or contribution to the Company’s overall performance by executive officers and other key employees.

We plan to reconstitute the Compensation Committee following the appointment of a sufficient number of independent directors to the Board.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2012:

●	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

●	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which we were a participant and the amount involved exceeded $120,000;

●
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire Board of Directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

●	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

●
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire Board of Directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

Nominating Committee

As discussed above, during 2012, the Company had a standing Nominating Committee from January 1, 2012 until May 15, 2012, after which the duties of the Nominating Committee were performed by the full Board.   During the period in which the Company had a standing Nominating Committee, the Company’s two independent directors, Mr. Wesson and Dr. Bagai served as the members of the Nominating Committee, with Dr. Bagai serving as the chairman.

The Nominating Committee met one time during the year ended December 31, 2012.  The Nominating Committee Charter is posted on the Company’s website at www.plastic2oil.com. The Nominating Committee’s role is to identify and recommend candidates for positions on the Board of Directors. The Nominating Committee’s policies are subject to annual review.

The function of the Nominating Committee, as detailed in the Nominating Committee Charter, is to recommend to the Board the slate of director nominees for election to the Board and to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings. The Nominating Committee has established certain broad qualifications in order to consider a proposed candidate for election to the Board. The Nominating Committee (or the Board acting in place of the Nominating Committee) has a strong preference for candidates with prior board experience with public companies. The Nominating Committee will also consider such other factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

It is the policy of the Nominating Committee (or the Board acting in place of the Nominating Committee) to consider candidates recommended by security holders, directors, executive officers and other sources, including, but not limited to, third-party search firms. Security holders of the Company may submit recommendations for candidates for the Board.  Such submissions should include the name, contact information, a brief description of the candidate’s business experience and such other information as the person submitting the recommendation believes is relevant to the evaluation of the candidate. The Nominating Committee (or the Board acting in place of the Nominating Committee) will review all such recommendations.

We plan to reconstitute the Nominating Committee following the appointment of a sufficient number of independent directors to the Board.

Independence of the Board of Directors

Our Board of Directors is currently composed of two members, Richard Heddle, the Company’s President and Chief Executive Officer, and Philip J. Bradley.  The Board has determined that Mr. Bradley is an “independent director” and an “audit committee financial expert”, as such terms are defined in the rules of the NASDAQ Stock Market or the SEC.  The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.  Our directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

The directors serving on the Company’s Audit, Compensation and Nominating Committees from January 1, 2012 until May 15, 2012 met the independence standards of the NASDAQ Stock Market and the SEC.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes it is important to select our Chairman and our Chief Executive Officer in the manner it considers in the best interests of the Company at any given point in time. Prior to Mr. John Wesson’s resignation from our Board of Directors, Mr. Wesson served as our independent Chairman. Currently, our Board is comprised of Mr. Heddle and Mr. Bradley, neither of whom have been designated as the Chairman.  Mr. Heddle currently serves as our President and Chief Executive Officer.

The Board has an active role, directly and through its committees, in the oversight of our risk management efforts. The Board carries out this oversight role through several levels of review. The Board regularly reviews and discusses with members of management information regarding the management of risks inherent in the operations of our businesses and the implementation of our strategic plan, including our risk mitigation efforts.

During 2012, the Company had a standing Audit, Compensation and Nominating Committee from January 1, 2012 until May 15, 2012, the date on which an independent director resigned leaving the Company with one remaining independent director.  Thereafter, the duties of these committees were performed by the full Board due to the lack of a sufficient number of independent directors needed to constitute such committees.  Such duties are still presently performed by the full Board and will continue to be until such time as the committees can be constituted with independent directors. Although the Company is not required to have separate audit, compensation and nominating committees since its common stock is not currently listed on a national exchange, the Company feels that such committees are essential for strong corporate governance and management oversight.  The Company is actively engaged in pursing qualified independent directors to join the Board and the committees of the Board.

The Audit Committee charter assigns to that committee the responsibility to review our policies and practices with respect to risk assessment and risk management, including major financial risk exposures, and the steps management has taken to monitor and control such exposures. Additionally, each of the Board’s committees also oversees the management of our risks that are under each committee’s areas of responsibility. For example, the Audit Committee oversees management of accounting, auditing, external reporting, internal controls, and cash investment risks. The Nominating Committee oversees our compliance policies, Code of Ethics, conflicts of interests, director independence and corporate governance policies. The Compensation Committee oversees risks arising from compensation practices and policies. The Company believes these committee provides the proper framework for risk oversight, and plans to reconstitute these committees with qualified independent directors.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. Code of ethics codifies the business and ethical principles that govern all aspects of our business. This document will be made available in print, free of charge, to any shareholder requesting a copy in writing from the Company. A copy of our code of ethics was filed with the Form 10-K for the year ended December 31, 2006, filed with the SEC on March 2, 2007. A copy of the Code of Ethics is posted on the Company’s website at www.plastic2oil.com. Any amendment to or waiver from our Code of Ethics will be posted on our website.

Compliance with Section 16(a) of the Exchange Act

Section 16 of the Exchange Act requires that reports of beneficial ownership of common shares and changes in such ownership be filed with the SEC by Section 16 “reporting persons,” including directors, certain officers, holders of more than 10% of the outstanding common shares and certain trusts of which reporting persons are trustees.  The Company is required to disclose in this Annual Report each reporting person whom we know to have failed to file any required reports under Section 16 on a timely basis during the fiscal year ended December 31, 2012.  To our knowledge, based solely on a review of copies of Forms 3, 4 and 5 filed with the SEC and written representations that no other reports were required, during the fiscal year ended December 31, 2012, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except as follows: (i) a Form 4 filed by Mr. John Wesson, a director of the Company at that time, on January 4, 2012 to report his acquisition of 1,206 restricted shares of common stock was not filed timely; (ii) a Form 4 filed on January 11, 2012 by Mr. Wesson to report his disposition of 2,200 shares of common stock was not filed timely; (iii) a Form 3 filed on February 24, 2012 by Mr. Matthew Ingham, upon his appointment as the Chief Financial Officer of the Company, was not filed timely; (iv) a Form 4 filed on April 30, 2012 by Mr. John Bordynuik, the President, Chief Executive Officer and a director of the Company at that time, to report his acquisition of 50,000 shares of common stock was not filed timely; (v) a Form 3 filed on May 22, 2012 by Kevin Rauber, upon his appointment as the Chief Executive Officer and a director of the Company, was not filed timely, and (vi) a Form 3 filed on July 5, 2012 by Tony Bogolin, upon his appointment as the Chief Operating Officer of the Company, was not filed timely.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Board believes its compensation philosophy has been effective in attracting and retaining key personnel while aligning the interests of executive officers with those of the stockholders and paying for performance.  We believe our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s vision, growth strategy and core values. We structure our executive compensation program so the compensation of our executive officers, including our named executive officers, is tied meaningfully to the success of the Company.  Accordingly, our general philosophy of executive compensation is to offer competitive base salaries, but to emphasize cash and equity-based incentive compensation which is competitive in the marketplace and which (i) permits us to attract and retain highly-qualified executives, (ii) encourages extraordinary effort on behalf of the Company and (iii) rewards the achievement of specific financial and strategic goals of the Company.  We believe this aligns the interests of management with the interests of our stockholders, promotes retention and is financially sound.  The Board carefully monitors the mix of base salaries and the performance-based or variable compensation components of our executive officers’ compensation. The Board also places substantial emphasis on the mix of long-term and current compensation, with long-term compensation comprising a significant amount of an executive’s total potential compensation.

The Board designs the overall executive compensation program to pay for performance toward financial and strategic goals, and a substantial portion of potential executive compensation is performance-based.

This compensation discussion and analysis should be read in conjunction with the tables and text contained elsewhere in this proxy statement that describe the compensation awarded to, earned by or paid to the named executive officers in 2012.

Our Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2012, our named executive officers were:

●	Kevin Rauber, President and Chief Executive Officer, Director (Mr. Rauber resigned from those positions effective as of May 2, 2013);

●	Matthew Ingham, Chief Financial Officer, Director (Mr. Ingham resigned from those positions effective as of August 14, 2013);

●
Tony Bogolin, Chief Operating Officer (Mr. Bogolin was appointed as a director and as our President and Chief Executive Officer as of May 3, 2013, and resigned from those positions as of August 14, 2013); and

●
John Bordynuik, former Chief Executive Officer and current Chief of Technology (Mr. Bordynuik is included as a “named executive officer” in this proxy statement because he served as our principal executive officer through May 15, 2012) .

Executive Compensation Philosophy and Objectives

Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s vision, growth strategy and core values. Our general philosophy of executive compensation is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that:

●	is competitive in the marketplace;

●	permits us to attract and retain highly qualified executives;

●	encourages extraordinary effort on behalf of the Company;

●	rewards the achievement of specific financial, strategic and tactical goals by the Company that aligns the interests of management with the interests of our stockholders; and

●	is financially sound.

 Compensation Consultants and Benchmarking

The Board of Directors utilizes management to help it carry out its responsibilities as well as reliance on research provided by compensation consulting studies to assist it in fulfilling its responsibilities for the determination of the Company’s compensation practices.  During 2012, the determination of the compensation to be offered to key executives was determined through internal analyses and review of Pearl Meyers & Associates market compensation studies.  Through these processes, we determined the mix of cash base salary and stock based compensation that should be offered to our named executive officers.

Role of Executives in the Compensation Setting Process

The Board of Directors has the overall responsibility for approving the cash-based compensation for the named executive officers. To facilitate this process, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Board of Directors for review, consideration and approval.

With respect to the cash compensation of all other employees, the Board of Directors functions in an oversight role as these decisions are considered the responsibility of management. With respect to equity-based compensation, the Board of Directors approves all restricted stock and stock option grants, including grants to all named executive officers, as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new-hire grants, or both, throughout the year to individuals other than non-employee directors or named executive officers.

Compensation Programs Design

The principal components of compensation for the Company’s named executive officers are:

●	base salary and benefits;

●	short-term cash incentive compensation; and

●	long-term equity-based incentive compensation.

As a result of our executive compensation philosophy, a significant percentage of total potential compensation is allocated to stock compensation.  The Board of Directors has allocated between cash and equity, and between short-term and long-term incentive compensation, based on the expectation of the Company achieving both short and long term goals as well as aligning compensation with the performance of the Company.  Moreover, the different elements of compensation are designed to support and encourage varying performance levels and behaviors that the Board of Directors believes will contribute favorably to Company strategy and performance in the period covered by each plan, consistent with the Board of Directors goal to pay for performance.

Base Salaries

Base salaries are designed to attract and retain executives by providing a fixed compensation based on competitive market practices. This component of compensation is designed to reward an executive’s core competency in his or her position relative to skills, experience and expected contributions to the Company and to provide the executive with a fair, predictable and reliable component of compensation for his or her service.

Base salaries were set for the term of the respective employment agreements.  The approved 2012 salaries, for named executive officers were as follows:

●	Kevin Rauber, former President and Chief Executive Officer – $250,000;

●	Matthew Ingham, former Chief Financial Officer – $175,000;

●	Tony Bogolin, former Chief Operating Officer – $200,000; and

●	John Bordynuik, former Chief Executive Officer – $275,000.

Short-Term Incentive Compensation

Short Term Cash Incentive Compensation. The Board of Directors views cash incentive compensation as a means of closely tying a portion of the total potential annual compensation for executives to the financial and operational performance of the Company.  The named executive officers were entitled to an annual bonus calculated as their salary multiplied by the closing stock price on the anniversary date of their employment agreements, divided by 10.  Up to $100,000 of their respective bonuses could have been paid in cash, should the Company have certain cash balances in the bank as of the date of payment.

Short Term Stock Incentive Compensation. The Board of Directors views stock incentive compensation as a means of closely tying a portion of the total potential annual cash compensation for executives to the financial and operational performance of the Company.  The named executive officers were entitled to an annual bonus calculated as their salary multiplied by the closing stock price on the anniversary date of their employment agreements, divided by 10.  If the Company did not have certain cash balances in the bank as of the date of payment, all short term incentive bonuses were payable in the Company’s common stock.  For 2012, Mr. Ingham received a bonus of $50,000 paid in the Company’s common stock based on the terms of his then effective employment agreement.  Other than this payment, no other stock bonuses were paid in 2012 to our named executive officers.

Long-Term Equity-Based Incentive Compensation

The Board of Directors views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:

●	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;

●	facilitate increased equity ownership by executives;

●	encourage executive retention through use of multiple-year vesting periods; and

●	provide competitive levels of total compensation to executive officers if expected levels of performance are achieved.

Long-term equity-based incentives are currently issued in the form of service-based stock options.  To encourage continued employment with the Company, service-based awards vest between three and five years.

2012 Long-Term Incentive Plan

The 2012 stock options that were awarded to executive officers, were issued to Messrs. Rauber and Ingham on May 15, 2012 and Mr. Bogolin on June 25, 2012, in conjunction with the execution of their employment agreements.  The awards were granted from the Company’s 2012 Long-Term Incentive Plan, approved by the stockholders at the Company’s 2012 annual meeting of stockholders.  The following table sets forth the number of service-based and performance-based awards to our named executive officers under the 2012 Long-Term Incentive Plan in 2012:

Named Executive Officer	Stock Options Granted
Kevin Rauber, Former President and Chief Executive Officer	500,000
Matthew Ingham, Former Chief Financial Officer	300,000
Tony Bogolin, Former Chief Operating Officer	400,000
John Bordynuik Former CEO, current Chief of Technology	4,000,000

Severance and Change in Control Plans

Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an unexpected employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”

Benefits and Perquisites

Our named executive officers participate in benefit plans generally available to all of our employees, including medical, health, life insurance and disability plans. Our named executive officers are also eligible to participate in the Company’s 401(k) plan.

We do not provide our executive officers with any other perquisites.

Stock Ownership Guidelines

We do not currently have any stock ownership guidelines.

Executive Compensation Recovery

We do not currently have an executive compensation recovery plan.

Response to Last Year’s “Say-on-Pay” Vote

At our 2012 annual stockholders’ meeting, we held a non-binding advisory stockholder vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with over 98% of stockholder votes cast in favor of our 2012 say-on-pay resolution.  The stockholders also approved holding a say-on-pay vote once every three years. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. Nonetheless, the Board of Directors’ expects to continue to align the executive compensation programs with the Company’s strategic goals and to emphasize pay-for-performance.

Tax and Accounting Considerations Deductibility of Executive Compensation

Section 162(m) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year, unless certain conditions are met. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Board of Directors has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Board of Directors believes that awards of compensation which would not comply with the Section 162(m) requirements could at times further the long-term interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

Stock-based compensation is measured based on the fair value of the award on the date of grant, and the corresponding expense is recognized over the period during which the executive is required to provide service in exchange for the reward. Compensation expense related to service-based stock options is recognized on a straight-line basis over the requisite service period for the entire award. Compensation expense related to performance-based restricted stock is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards (i.e., a graded vesting basis).

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the year ended December 31, 2012, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Operating Officer (COO):

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year Ended December 31,	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Kevin Rauber President & Chief Executive Officer, Director	2012	139,421	(3)	-	-	68,513	—	—	—	207,934

Matthew Ingham Chief Financial Officer, Director	2012	141,153	(4)	-	50,000	68,513	—	—	—	259,666

Tony Bogolin Chief Operating Officer	2012	100,000	(5)	-	-	39,748	—	—	—	139,748

John Bordynuik Former President &	2012	261,052	(6)	78,350	-	1,270,171	—	—	—	1,609,573	(6)
Chief Executive Officer	2011 2010	216,506 6,923	(7)	20,000 -	196,550 —	— —	— —	— —	— —	433,056 6,923

(1)
The amounts reported in this column reflect the fair value on the grant date of the restricted stock awards granted to our named executive officers.  These values are determined by multiplying the number of shares granted by the closing price of our common stock on the trading day of the grant date.  The dollar amounts do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers.

(2)
The amounts reported in this column reflect the fair value on the grant date of the option awards granted to our named executive officers. These values are determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. The dollar amounts do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers.

(3)
Represents Mr. Rauber’s salary from May 15, 2012, the date Mr. Rauber became our Chief Executive Officer, through the end of the fiscal year.  Mr. Rauber resigned as an officer and director of the Company effective as of May 2, 2013.

(4)
Represents Mr. Ingham’s salary from January 9, 2012, the date Mr. Ingham became our Chief Financial Officer, through the end of the fiscal year. Mr. Ingham resigned as an officer and director of the Company effective as of August 14, 2013.

(5)
Represents Mr. Bogolin’s salary from June 25, 2012, the date Mr. Bogolin became our Chief Operating Officer, through the end of the fiscal year.  Mr. Bogolin became a director and our President and Chief Executive Officer effective as of May 2, 2013. Mr. Bogolin resigned as an officer and director of the Company effective as of August 14, 2013.

(6)
Represents Mr. Bordynuik’s compensation of $102,212 in salary and $78,350 in bonus from January 1, 2012 through May 15, 2012, the date of his resignation as our Chief Executive Officer, as well as compensation of $158,840 in salary and $1,270,171 in stock compensation, from May 16, 2012 through December 31, 2012, when Mr. Bordynuik served as the Company’s Chief of Technology.  Mr. Bordynuik also served as our interim Chief Financial Officer from April 9, 2011 through January 9, 2012, the date Mr. Ingham became our Chief Financial Officer.

(7)	Amount represents salary for two weeks in 2010, pursuant to Mr. Bordynuik’s employment agreement.

 Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards to our named executive officers during the year ended December 31, 2012:

GRANTS OF PLAN-BASED AWARDS
								All
								Other	All
								Stock	Other		Grant
								Awards:	Option		Date
								Number	Awards:	Exercise	Fair
		Estimated Future Payouts						of	Number	or	Value
			Under					Shares	of	Base	of Stock
		Non-Equity Incentive Plan			Estimated Future Payouts Under			of	Securities	Price of	and
		Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($)	(#)	(#)	($ /Sh)	($)(1)
Kevin Rauber	05/15/12	-	-	-	-	-	-	-	500,000	$1.50	$548,100
Matthew Ingham	05/15/12	-	-	-	-	-	-	-	300,000	$1.50	$328,860
	03/19/12	-	-	-	-	-	-	39,465	-	-	$50,000
Tony Bogolin	06/25/12	-	-	-	-	-	-	-	400,000	$1.50	$397,480
John Bordynuik	05/15/12	-	-	-	-	-	-	-	4,000,000	$1.50	$4,406,315

(1)
With respect to the restricted stock and stock options, the fair values are determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all restricted stock and stock option awards held by our named executive officers as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
										Awards:	Market or
					Equity					Number	Payout
					Incentive			Number	Market	of	Value of
					Plan			of	Value of	Unearned	Unearned
					Awards:			Shares	Shares	Shares,	Shares,
	Number of		Number of		Number of			or Units	or Units	Units or	Units or
	Securities		Securities		Securities			of Stock	of Stock	Other	Other
	Underlying		Underlying		Underlying			That	That	Rights	Rights
	Unexercised		Unexercised		Unexercised	Option		Have	Have	That	That
	Options		Options		Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)		(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
Kevin Rauber	-		500,000	(1)	-	1.50	(1)	-	-	-	-

Matthew Ingham	-		300,000	(2)	-	1.50	(2)	-	-	-	-

Tony Bogolin	-		400,000	(3)	-	1.50	(3)	-	-	-	-

John Bordynuik	750,000	(4)	3,250,000	(5)	-	1.50	(5)	-	-	-	-

(1)
Represents options to purchase common stock granted to Mr. Rauber on May 15, 2012, which options vest in equal installments of 100,000 shares on each anniversary of the grant date.  The term of the options is the lesser of (a) ten (10) years, measured from the date immediately preceding the date on which the options were granted, or (b) seven (7) years from the applicable date of vesting. Pursuant to the settlement agreement executed in connection with Mr. Rauber’s resignation in May 2013, the Company accelerated the vesting of unvested options to purchase 200,000 shares of common stock and extended the date of expiration date of Mr. Rauber’s options to May 1, 2020.

(2)
Represents options to purchase common stock granted to Mr. Ingham on May 15, 2012, which options vest in equal installments of 100,000 shares on each anniversary of the grant date. The term of the options is the lesser of (a) ten (10) years, measured from the date immediately preceding the date on which the options were granted, or (b) seven (7) years from the applicable date of vesting.  Pursuant to the settlement agreement executed in connection with Mr. Ingham’s resignation in August 2013, the Company accelerated the vesting of unvested options to purchase 200,000 shares of common stock and extended the expiration date of Mr. Ingham’s options to August 14, 2020.

(3)
Represents options to purchase common stock granted to Mr. Bogolin on June 25, 2012, which options vest in equal installments of 80,000 shares on each anniversary of the grant date. Pursuant to the settlement agreement executed in connection with Mr. Bogolin’s resignation in August 2013, the Company accelerated the vesting of unvested options to purchase 370,000 shares of common stock and extended the expiration date of Mr. Bogolin’s options to August 14, 2020 (which includes options to purchase an additional 100,000 shares of common stock granted to Mr. Bogolin in connection with his appointment as our President and Chief Executive Officer in May 2013).

(4)	Represents options to purchase common stock granted to Mr. Bordynuik on May 15, 2012, which options vested on May 15, 2012.

(5)
Represents options to purchase common stock granted to Mr. Bordynuik on May 15, 2012, which options vest in equal installments of 650,000 on each anniversary of the grant date. The term of the options is the lesser of (a) ten (10) years, measured from the date immediately preceding the date on which the options were granted, or (b) seven (7) years from the applicable date of vesting.

Option Exercises and Stock Vested During the Fiscal Year

During the fiscal year ended December 31, 2012, there were no exercises of stock options by, or vesting of shares of restricted stock held by, our named executive officers.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements, Severance and Change In Control Plans

Our current employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The Company’s employment agreements with its executives are intended to comply with Section 409A of the Code The material terms of the employment agreements with our current named executive officers are as follows:

Kevin Rauber

Effective May 15, 2012, the Company entered into a three-year employment agreement with Kevin Rauber, the Company’s Chief Executive Officer and President.  The employment agreement provided that Mr. Rauber would receive an annual base salary of $250,000.  Pursuant to the employment agreement, he was granted options to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.50 per share, which options would vest in equal installments over a five year period. Mr. Rauber was entitled to receive an annual performance bonus in an amount derived from the following formula: his base salary multiplied by the Company’s stock price divided by ten.  The maximum cash amount of such bonus was $100,000.  Mr. Rauber was also eligible to participate in employee benefit plans generally available to the Company’s management employees.  The agreement also provided for non-disclosure by Mr. Rauber of our confidential information and included covenants by him not to solicit or disrupt our relationship with our customers, vendors, employees or consultants following termination of employment.

The table below outlines potential payment that would have been owed to Mr. Rauber upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2012:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause as defined in the employment agreement	$593,750	$479,588	$5,022	$1,078,360
Termination for Good Reason as defined in the employment agreement	593,750	109,620	5,022	708,392
Change in Control	—	479,588	—	479,588
Disability or Death	—	109,620	5,022	114,642

(1)	The value of stock based compensation awards is based on the value of the employee's stock options at the grant date of May 15, 2012.

Mr. Rauber’s employment agreement was terminated as of May 2, 2013 upon his resignation.  Pursuant to the settlement agreement with Mr. Rauber executed in connection with such resignation, the Company agreed to pay Mr. Rauber severance equal to four months salary.  Additionally, pursuant to such settlement agreement, the Company accelerated the vesting of options to purchase 200,000 shares of common stock held by Mr. Rauber and extended the date of expiration date of such options to May 1, 2020.

Matthew Ingham

Effective May 15, 2012, the Company entered into a three-year employment agreement with Matthew Ingham, the Company’s Chief Financial Officer.  The employment agreement provided that Mr. Ingham would receive an annual base salary of $175,000.  Pursuant to the employment agreement, he was granted options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.50 per share, which vest in equal installments over a three year period. Beginning on the first anniversary of the agreement, Mr. Ingham was entitled to receive an annual performance bonus in an amount derived from the following formula: his base salary multiplied by the Company’s stock price divided by ten.  The maximum cash amount of such bonus is $100,000.  Mr. Ingham was also eligible to participate in employee benefit plans generally available to the Company’s management employees.  The agreement also provided for non-disclosure by Mr. Ingham of our confidential information and includes covenants by him not to solicit or disrupt our relationship with our customers, vendors, employees or consultants following termination of employment.

The table below outlines the potential payments to Mr. Ingham upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2012:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause as defined in the employment agreement	$415,625	$260,348	$582	$676,555
Termination for Good Reason as defined in the employment agreement	415,625	109,620	582	525,827
Change in Control	-	260,348	—	260,348
Disability or Death	-	109,620	582	110,202

(1)           The value of stock based compensation awards is based on the value of the employee's stock options at the grant date of May 15, 2012.

Mr. Ingham’s employment agreement was terminated as of August 14, 2013 upon his resignation. In connection with Mr. Ingham’s resignation, Mr. Ingham and the Company executed a separation agreement (the "Ingham Separation Agreement") on August 14, 2013. Pursuant to the terms of the Ingham Separation Agreement, Mr. Ingham received (i) payment of $74,176, representing payment of four months and one-half months of his base salary and all unused vacation pay, which amount is payable in three equal monthly installments and (ii) immediate accelerated vesting of his outstanding unvested options to purchase 200,000 shares of the Company’s common stock.  The exercise period of all of his options was extended to seven years after execution of the Separation Agreement.  In addition, Mr. Ingham will receive continued coverage under the Company's benefit plans or equivalent coverage through December 31, 2013.  The Ingham Separation Agreement also contains a general release of claims and certain non-solicitation, confidentiality and other customary provisions.  The Company’s obligation to pay the amounts described herein is contingent upon Mr. Ingham not revoking the general release within the periods set forth by applicable law

Tony Bogolin

Effective June 25, 2012, the Company entered into a three-year employment agreement with Tony Bogolin, the Company’s Chief Operating Officer at such time.  The employment agreement provided that Mr. Bogolin would receive an annual base salary of $200,000.  Pursuant to the employment agreement, he was granted options to purchase 400,000 shares of the Company’s common stock at an exercise price of $1.50 per share, which vest in equal installments over a five year period. Beginning on the first anniversary of the agreement, Mr. Bogolin was entitled to receive an annual performance bonus in an amount derived from the following formula: his base salary multiplied by the Company’s stock price divided by ten.  The maximum cash amount of such bonus is $100,000.  Mr. Bogolin was also eligible to participate in employee benefit plans generally available to the Company’s management employees.  The agreement also provided for non-disclosure by Mr. Bogolin of our confidential information and includes covenants by him not to solicit or disrupt our relationship with our customers, vendors, employees or consultants following termination of employment.

The table below outlines the potential payments to Mr. Bogolin upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2012:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause as defined in the employment agreement	$500,000	$357,732	$5,022	$862,754
Termination for Good Reason as defined in the employment agreement	500,000	79,496	5,022	584,518
Change in Control	-	357,732	-	357,732
Disability or Death	-	79,496	5,022	84,518

(1)           The value of stock based compensation awards is based on the value of the employee’s stock options at the grant date of June 25, 2012.

Mr. Bogolin’s employment agreement was terminated as of August 14, 2013 upon his resignation. In connection with Mr. Bogolin’s resignation, Mr. Bogolin and the Company executed a separation agreement (the "Bogolin Separation Agreement") on August 14, 2013. Pursuant to the terms of the Bogolin Separation Agreement, Mr. Bogolin received (i)  payment of $105,966, representing payment of four months and one-half months of his base salary and all unused vacation pay, which amount is payable in three equal monthly installments and (ii) immediate accelerated vesting of his outstanding unvested options to purchase 370,000 shares of the Company’s common stock.  The exercise period of all of his options was extended to seven years after execution of the Bogolin Separation Agreement.  In addition, Mr. Bogolin will receive continued coverage under the Company's benefit plans or equivalent coverage through December 31, 2013.  The Bogolin Separation Agreement also contains a general release of claims and certain non-solicitation, confidentiality and other customary provisions.  The Company’s obligation to pay the amounts described herein is contingent upon Mr. Bogolin not revoking the general release within the periods set forth by applicable law.

John Bordynuik

Effective May 15, 2012, the Company entered into a five-year employment agreement with John Bordynuik, the Company’s Chief of Technology.  The employment agreement provides that Mr. Bordynuik will receive an annual base salary of $275,000.  Pursuant to the employment agreement, he was granted options to purchase 4,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share, of which 750,000 shares vested immediately and the remainder vest in equal installments over a five year period beginning on the first anniversary of the agreement.  Mr. Bordynuik is entitled to receive an annual performance bonus in an amount derived from the following formula: his base salary multiplied by the Company’s stock price divided by ten.  The maximum cash amount of such bonus is $100,000.  Mr. Bordynuik is also eligible to participate in employee benefit plans generally available to the Company’s management employees.  The agreement also provides for non-disclosure by Mr. Bordynuik of our confidential information and includes covenants by him not to solicit or disrupt our relationship with our customers, vendors, employees or consultants following termination of employment.

The table below outlines the potential payments to Mr. Bordynuik upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2012.

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause as defined in the employment agreement	$653,125	$3,053,016	$3,815	$3,709,956
Termination for Good Reason as defined in the employment agreement	653,125	712,530	3,815	1,369,470
Change in Control	-	3,053,016	-	3,053,016
Disability or Death	-	712,530	3,815	716,345

(1)            The value of stock based compensation awards is based on the value of the employee’s stock options at the grant date of May 15, 2012.

2012 Long-Term Incentive Plan

On May 23, 2012, the Board adopted the JBI, Inc. 2012 Long-Term Incentive Plan (the “Plan”).  The plan was subsequently approved by the Company’s stockholders at the Company’s 2012 annual meeting of stockholders.

The purpose of the Plan is to further and promote the interests of the Company, its subsidiaries and its stockholders by enabling the Company and its subsidiaries to attract, retain and motivate employees, directors and consultants or those who will become employees, directors and consultants of the Company and/or its subsidiaries, and to align the interests of those individuals and the Company’s stockholders.  To do this, the Plan offers performance-based incentive awards and equity-based opportunities providing employees, directors and consultants with a proprietary interest in maximizing the growth, profitability and overall success of the Company and/or its subsidiaries.

The maximum number of shares of our common stock as to which awards may be granted under the Plan may not exceed 10,000,000 shares.  In the case of any individual participant, the maximum amount payable in respect of awards subject to performance criteria in any calendar year may not exceed four million shares of common stock.  The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by the Board, to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall again be available for award under the Plan.

Administration and Eligibility

The administration, interpretation and operation of the Plan will be vested in the Compensation Committee of the Board if and when one is designated, otherwise the Board itself shall administer the Plan (the Board or the Compensation Committee, if applicable, acting in such capacity, the “Committee”). The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of the Plan.  In addition, the Committee may, in its sole discretion, delegate day-to-day ministerial administration to persons other than members of the Committee, except that the Committee shall not delegate its authority with regard to selection for participation in the Plan and/or the granting of any awards to participants.

Employees, directors and consultants, or those who will become employees, directors and consultants of the Company and/or its subsidiaries are eligible to receive awards under the Plan.  Awards under the Plan are granted by the Committee.

Awards Under The Plan

Awards under the Plan may consist of stock options, stock appreciation rights (“SARs”), restricted shares or performance unit awards, each of which is described below.  All awards are evidenced by an award agreement between the Company and the individual participant and approved by the Committee.  In the discretion of the Committee, an eligible employee, director or consultant may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee, director or consultant.

Stock Options and Stock Appreciation Rights.  A stock option is an award that entitles a participant to purchase shares of common stock at a price fixed at the time the option is granted.  Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.  Non-qualified stock options may be granted alone or in tandem with SARs. An SAR entitles a participant to receive, upon exercise, an amount equal to (a) the excess of (i) the fair market value on the exercise date of a share of common stock, over (ii) the fair market value of a share of common stock on the date the SAR was granted, multiplied by (b) the number of shares of common stock for which the SAR has been exercised.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs will be determined by the Committee at the time of grant, provided, however, that the exercise price per share may not be less than 100 percent of the fair market value of a share of common stock on the date of the grant.  In addition, the term of any incentive stock options granted under the Plan may not exceed ten years.  An option or SAR grant under the Plan does not provide an optionee any rights as a stockholder and such rights will accrue only as to shares actually purchased through the exercise of an option or the settlement of an SAR. If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised. Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Committee at the time of grant.

In addition, the Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award.  In such instance, in respect of any such award which is outstanding on a dividend record date for common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of common stock covered by such stock option or SAR award had such shares of common stock been outstanding on the dividend record date.

Restricted Share Awards.  Restricted share awards are grants of common stock made to a participant subject to conditions established by the Committee in the relevant award agreement on the date of grant.  The restricted shares only become unrestricted in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement.  A participant may not sell or otherwise dispose of restricted shares until the conditions imposed by the Committee with respect to such shares have been satisfied.  Restricted share awards under the Plan may be granted alone or in addition to any other awards under the Plan.  Restricted shares which vest will be reissued as unrestricted shares of common stock. Each participant who receives a grant of restricted shares will have the right to receive all dividends and vote or execute proxies for such shares.  Any stock dividends granted with respect to such restricted shares will be treated as additional restricted shares.

Performance Units.  Performance units (with each unit representing a monetary amount designated in advance by the Committee) are awards which may be granted to participants alone or in addition to any other awards under the Plan.  Participants receiving performance unit grants will only earn such units if the Company and/or the participant achieve certain performance goals during a designated performance period.  The Committee will establish such performance goals and may use measures such as total stockholder return, return on equity, net earnings growth, sales or revenue growth, comparison to peer companies, individual or aggregate participant performance or such other measures the Committee deems appropriate.  The participant may forfeit such units in the event the performance goals are not met.  If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, in unrestricted common stock or in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Recapitalization Adjustments.  In the event that the Board determines that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other corporate transaction or event affects the common stock such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board may, in any manner that it in good faith deems equitable, adjust any or all of (i) the number of shares of common stock or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of shares of common stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards, and (iii) the exercise price with respect to any stock option, or make provision for an immediate cash payment to the holder of an outstanding award in consideration for the cancellation of such award.

Mergers.   If the Company enters into or is involved in any merger, reorganization, recapitalization, sale of all or substantially all of the Company’s assets, liquidation, or business combination with any person or entity (a “Merger Event”), the Board may, prior to such Merger Event and effective upon such Merger Event, take any action that it deems appropriate, including, replacing such stock options with substitute stock options and/or SARs in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected stock options or SARs granted hereunder as of the date of the consummation of the Merger Event.  If any Merger Event occurs, the Company has the right, but not the obligation, to cancel each participant's stock options and/or SARs and to pay to each affected participant in connection with the cancellation of such stock options and/or SARs, an amount equal to the excess of the fair market value, as determined by the Board, of the common stock underlying any unexercised stock options or SARs (whether then exercisable or not) over the aggregate exercise price of such unexercised stock options and/or SARs.  Upon receipt by any affected participant of any such substitute stock options, SARs (or payment) as a result of any such Merger Event, such participant’s affected stock options and/or SARs for which such substitute options and/or SARs (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected participant.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by the Board, the Plan will terminate on May 23, 2022.  The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment may (a) materially adversely affect the rights of any participant under any outstanding award, without the consent of such participant, or (b) make any change that would disqualify the Plan from the benefits provided under Sections 422 and 162(m) of the Internal Revenue Code of 1986 (the “Code”), or (c) increase the number of shares available for awards under the Plan without stockholder approval; provided, however, that the Board and/or Committee  may amend the Plan, without the consent of any participants, in any way it deems appropriate  to satisfy Code Section 409A and any regulations or other authority promulgated thereunder, including any amendment to the Plan to cause certain awards not to be subject to Code Section 409A.

Changes in Control

In May 2012, the Company entered into Subscription Agreements (the “Purchase Agreements”) with several “accredited investors,” in connection with a private placement of shares of common stock. Pursuant to the Purchase Agreements, the Company sold an aggregate of 14,178,750 shares of common stock at a purchase price of $0.80 per share for aggregate gross proceeds to the Company of $11.3 million. As a condition to the closing of the transactions contemplated by the Purchase Agreements, certain of the investors (the “Investors”) required Mr. John Bordynuik, the Company’s President and Chief Executive Officer and a director at the time of the first closing, to enter into a letter agreement, dated as of May 15, 2012 (“Letter Agreement”), pursuant to which Mr. Bordynuik made certain agreements regarding the voting of his shares of common stock and his 1,000,000 shares of Series A Preferred Stock. Mr. Bordynuik resigned from his officer and director positions upon the first closing and currently serves as the Company’s Chief of Technology.

Pursuant to the Letter Agreement, Mr. Bordynuik agreed to vote his shares of common stock and Series A Preferred to, among other things, (i) effectuate the terms of the Letter Agreement, (ii) appoint five Qualified Independent Directors (as defined in the Letter Agreement) nominated by the Board of Directors to the Board, and (iii) change the name of the Company to “Plastic2Oil”. In addition, Mr. Bordynuik agreed to refrain from voting his shares of common stock and Series A Preferred to, among other things, (i) appoint himself or anyone who is not the President or Treasurer of the Company or a Qualified Independent Director as a member of the Board, (ii) amend the Company’s Articles of Incorporation or Bylaws, or the Certificate of Designation of Series A Preferred Stock or (iii) issue stock of the Company (other than common stock).

In addition, the Letter Agreement provides that in the event that Mr. Bordynuik violates the terms of the non-compete provisions of his employment agreement with the Company or attempts to transfer his shares of Series A Preferred Stock, except as provided in the Letter Agreement, then he will be required to offer to purchase 100% of the respective shares of common stock owned by each Investor (the “Purchaser’s Put Right”). The Letter Agreement also provides that in the event Mr. Bordynuik takes the actions discussed in the preceding sentence or additionally Kevin Rauber, the President of the Company at such time, is terminated by the Company “without cause” or resigns “with good reason” (as such terms are defined in Mr. Rauber’s employment agreement with the Company) and at such time the Board is comprised of fewer than three Qualified Independent Directors, or Mr. Bordynuik materially breaches certain sections of the Letter Agreement, then he shall offer to sell 100% of his shares of Series A Preferred Stock to the Purchasers pro rata (the “Purchaser’s Call Right”). The purchase price for exercise of the Purchaser’s Put Right shall be the greater of (x) $1.00 and (y) the volume-weighted average trading price of the common stock in the 30 consecutive day period immediately preceding the date of the event triggering the purchase. The sale price for exercise of the Purchaser’s Call Right shall be the par value of $0.001 per share of the Series A Preferred Stock.

Other than the Letter Agreement, we are not aware of any arrangements that may result in a change in control of the Company.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2012 with respect to equity compensation plans under which the Company’s common stock may be issued.

Plan Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Shareholders:
JBI, Inc. 2012 Long-Term Incentive Plan	5,240,000	$1.50	4,721,731

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. On February 20, 2012, the Board approved the compensation for each independent director to receive shares of restricted common stock valued at $60,000 as compensation for board services during 2012. These shares were issued in two tranches, with the first tranche of $35,000 based on the closing share price on March 31, 2012, and the second tranche of $25,000 based on the closing share price on December 12, 2012.

The following Director Compensation Table sets forth the cash and non-cash compensation of our directors for the fiscal year ending on December 31, 2012.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Kevin Rauber (1)	2012	-	-	-	-	-	-	-

Matthew Ingham (1)	2012	-	-	-	-	-	-	-

John Bordynuik (2)	2012	-	-	-	-	-	-	-

John M Wesson	2012	-	60,000	-	-	-	-	60,000

Robin Bagai (3)	2012	-	35,000	-	-	-	-	35,000

(1) Messrs. Rauber and Ingham, as executive officers of the Company, received no compensation for serving on the Board from their appointment on May 15, 2012 through December 31, 2012.

(2)  Mr. Bordynuik, as an executive officer of the Company, received no compensation for serving on the Board from January 1, 2012 through his resignation from the Board on May 15, 2012.

(3)  Dr. Bagai received compensation for services performed until his resignation from the Board of Directors on May 15, 2012.

COMPENSATION COMMITTEE REPORT

The following report is submitted by the Board of Directors of JBI, Inc. The Board of Directors, in place of a separate standing Compensation Committee, has reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Board recommended that the “Compensation Discussion and Analysis” be included in the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The report of the Compensation Committee set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted,
Richard W. Heddle
Philip J. Bradley

REPORT OF THE AUDIT COMMITTEE

The Board of Directors, acting in place of a separately designated Audit Committee, has reviewed and discussed the audited financial statements for fiscal years ended December 31, 2012 and 2011 with the Company’s management.  The Board has discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Board has received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.

Based on such review and discussions, the Board recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted,
Richard W. Heddle
Philip J. Bradley

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As outlined in the table below, we incurred the following fees for the fiscal years ended December 31, 2012 and December 31, 2011, respectively, for professional services rendered by MSCM our current independent registered accounting firm for the audit of the Company's annual financial statements and for audit-related services, tax services and all other services, as applicable.

Service Provided	Fiscal 2012		Fiscal 2011

Audit Fees
Annual Audit	$455,519	(1)	$557,210	(2)

Audit Related Fees
Assurances and Related Sources	17,644	(3)	48,000	(4)

Tax Fees
Tax Services	14,060	(5)	19,500

All Other Fees
Fees for other services	-		-

Total Fees	487,223		624,710

(1)	Includes the review of 2012 Quarterly Reports on Form 10-Q by MSCM, LLP and 2011 audit fees.

(2)	Includes the review of 2011 Quarterly Reports on Form 10-Q by MSCM, LLP and 2010 audit fees.

(3)	Includes fees for the review and procedures performed on the Company’s filing of a Registration Statement on Form S-8 in conjunction with the 2012 Long Term Incentive Compensation Plan.

(4)	Includes fees for review of prior auditor work-papers and work related to client acceptance.

(5)	Fees related to the preparation of an amendment of tax returns for 2009, 2010 and 2011 tax years.

The Company has policies and procedures that require the pre-approval of the Board of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. At the beginning of each year, the Board approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, pre-approval of the Board is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees initially pre-approved by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS

On September 30, 2013, the Company entered into a Subscription Agreement with Mr. Richard Heddle, the Company’s Chief Executive Officer and a member of the Company board of directors (the “Purchaser”), pursuant to which, on September 30, 2013, the Company sold to the Purchaser in the second closing of the Company’s private placement a $2 million principal amount 12% Secured Promissory Note, together with a five-year warrant to purchase up to two million shares of the Company’s common stock at an exercise price of $0.54 per share.

In August 2013, Richard Heddle, a director and the President and Chief Executive Officer of the Company, purchased from the Company in a private placement a 12% secured promissory note in the principal amount of $1 million and a five-year warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.54 per share.  The note is secured by substantially all of the assets of the Company and certain of its subsidiaries.

In May 2012, a member of the board of directors entered into a short-term loan agreement with the Company pursuant to which the director loaned the Company the amount of $30,000 without interest. The proceeds of the loan were used for working capital purposes.  This loan was repaid in cash during the second quarter of 2012.

In February 2012, a member of the board of directors entered into a short-term loan agreement with the Company pursuant to which the director loaned the Company the amount of $75,000 without interest. The loan matured in November 2012. The proceeds of the loan were used for working capital purposes. This loan was repaid in July 2012.

In December 2011, the Company’s Chief Executive Officer and President at that time returned 3,000,000 shares of common stock to the treasury of the Company.

Except as set forth above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

●	Any of our directors or officers;

●	Any proposed nominee for election as our director;

●	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or

●	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as any of our directors or officers.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee of the Board of Directors, as stated in its charter, or our Board of Directors standing in the place of the Audit Committee, is responsible for the review, approval or ratification of all “transactions with related persons” as that term refers to transactions required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC.  In reviewing a proposed transaction, the Audit Committee (or the Board) must (i) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Audit Committee (or the Board). After its review, the Audit Committee (or the Board) will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of common stock owned by (i) each person who is known by the Company to own of record or beneficially five percent (5%) or more of the Company’s outstanding shares, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after, the Record Date.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

“Percentage of Common Stock Held” in the table below is based on a total of 106,120,943 shares of common stock (except as otherwise noted), comprised of 90,692,243 shares of common stock outstanding and 15,427,700 shares of common stock issuable upon conversion of the outstanding shares of Series B preferred stock.

Name	Position with the Company	Shares of Common Stock		Percentage of Common Stock Held
Richard Heddle	Chief Executive Officer, President, Director	6,000,000	(1)	5.49%
Nicholas Terranova	Chief Financial Officer	78,577	(2)	*
Philip J. Bradley	Director
All executive officers and directors as a group (3 persons):		6,078,577		5.57%

5% Holders
May 2012 Investor Group(3)		14,543,295	(3)	13.70%

*	Less than one (1%) percent.
(1)	Includes warrants to purchase 3,000,000 shares of common stock.
(2)	Includes options to purchase 20,000 shares of common stock which are currently exercisable.
(3)
Represents shares held by certain investors in the Company’s May 2012 private placement that filed a Schedule 13D with the SEC as a “group” (the “May 2012 Investor Group”).  See the Schedule 13D filed by the May 2012 Investor Group with the SEC on May 25, 2012, as amended and restated by Amendment No. 1 to Schedule 13D filed with the SEC on June 1, 2012, and as further amended and supplemented by Amendment No. 2 to Schedule 13D filed with the SEC on March 8, 2013. The number of shares reported in the Schedule 13Dhas been adjusted by the Company for the purposes of this table to reflect that certain investors have recently removed themselves from the May 2012 Investor Group by delivering waivers of the letter agreement referenced in the Schedule 13D, which has not been updated by the investors.

STOCKHOLDERS COMMUNICATIONS

The Board of Directors of the Company has not adopted a formal procedure that stockholders must follow to send communications to it. The Board of Directors does receive communications from stockholders, from time to time, and addresses those communications as appropriate. Stockholders can send communication to the Board of Directors in writing, to JBI, Inc., 20 Iroquois Street, Niagara Falls, New York 14303, Attention: Board of Directors.  The Board believes that this method adequately facilitates communication with the Company’s stockholders.

STOCKHOLDER PROPOSALS FOR THE 2014 MEETING

In the event that a stockholder desires to have a proposal considered for presentation at the 2014 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Company so that it is received  not later than one hundred twenty (120) days in advance of the first anniversary of the date the Company’s proxy statement was first mailed to stockholders for this 2013 Annual Meeting of Stockholders; provided, however, that in the event that the date of the 2014 Annual Meeting is changed by more than thirty (30) days from the date of the 2013 Annual Meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such meeting and ten (10) calendar days following the date on which public announcement of the date of such meeting is first made by the Company. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. The notice must also comply with the Company’s Bylaws. Notices should be directed to: JBI, Inc., Attention: Secretary.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND HOUSEHOLDING

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC is available upon written request and without charge to stockholders by writing to the Company c/o Secretary, 20 Iroquois Street, Niagara Falls, New York 14303 or by calling telephone number (716) 278-0015.

In certain cases, only one copy of our Annual Report and Proxy Statement may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders at that address. The Company will undertake to deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a stockholder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to Secretary, JBI, Inc., at the address or telephone number indicated in the previous paragraph. In addition, stockholders sharing an address can request delivery of a single copy of Annual Reports and Proxy Statements if they are receiving multiple copies of Annual Reports and Proxy Statements by directing such request to the same mailing address.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for vote at the Annual Meeting, other than the proposals described in this Proxy Statement.  If you grant a proxy, the persons named as proxy holder, Messrs. Richard Heddle and Nicholas Terranova, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates nominated by our Board.

It is important that the proxies be returned promptly and that your shares be represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors
/s/ Richard Heddle
Richard Heddle

Niagara Falls, New York
October 28, 2013

JBI, INC.
20 IROQUOIS ST.
NIAGARA FALLS, NY 14303

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63790-P44264 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JBI, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard W. Heddle
02) Philip J. Bradley

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date